Exhibit 23.1      CONSENT OF DRUCKER, MATH & WHITMAN, P.C.








                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statement on Form S-8, bearing Registration No. 33-32994, and the Registration Statement on Form S-3, bearing Registration No. 33-38529, and the Registration Statement on Form S-8, bearing Registration No. 33-93560, and the Registration Statement on Form S-8, bearing Registration No. 333-89881, of our report, dated June 15, 2001, appearing on page 19 of this Annual Report on Form 10-KSB, on the consolidated financial statements of Comtrex Systems Corporation and subsidiaries appearing on pages 22 to 40 of this Annual Report on Form 10-KSB for the year ended March 31, 2001.



                                          DRUCKER, MATH & WHITMAN, P.C.

North Brunswick, New Jersey
June 25, 2001